EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                       For Quarter Ended
                                                 ------------------------------
                                                 June 30, 1999    June 30, 1998
                                                 -------------    -------------

Number of shares on which basic earnings per share is calculated:

Average outstanding during period                1,812,074,414    1,879,223,476*

Add - Incremental shares under stock
  compensation plans                                58,575,124       49,471,050*
                                                --------------   --------------
Number of shares on which
  diluted earnings per share is calculated       1,870,649,538    1,928,694,526*
                                                ==============   ==============

Net income applicable to common
  shareholders (millions)                       $        2,386   $        1,447

Less - net income applicable to
  contingently issuable shares (millions)                    0                0
                                                --------------   --------------

Net income on which diluted
  earnings per share is calculated (millions)   $        2,386   $        1,447
                                                ==============   ==============

Diluted earnings per share                      $         1.28   $          .75*

Basic earnings per share                        $         1.32   $          .77*

*     Adjusted to reflect a two-for-one stock split effective May 10, 1999.

Stock options to purchase 287,300 shares as of June 30, 1999 were outstanding, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. In addition, 3,031,183 restricted stock units as of June 30, 1999 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the three months ended June 30, 1999 and 1998.


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                        COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE - (continued)
                                   (UNAUDITED)

                                                     For  Six Months Ended
                                                -------------------------------
                                                June 30, 1999     June 30, 1998
                                                -------------     -------------

Number of shares on which basic earnings per share is calculated:

Average outstanding during period                1,817,953,371    1,889,822,044*

Add - Incremental shares under stock
  compensation plans                                58,683,577       49,143,298*
                                                --------------   --------------

Number of shares on which diluted
  earnings per share is calculated               1,876,636,948    1,938,965,342*
                                                ==============   ==============

Net income applicable to common
  shareholders (millions)                       $        3,851   $        2,478

Less - net income applicable to
  contingently issuable shares (millions)                    0                0
                                                --------------   --------------

Net income on which diluted earnings
  per share is calculated (millions)            $        3,851   $        2,478
                                                ==============   ==============

Diluted earnings per share                      $         2.05   $         1.28*

Basic earnings per share                        $         2.12   $         1.31*

*     Adjusted to reflect a two-for-one stock split effective May 10, 1999.

Stock options to purchase 417,500 shares as of June 30, 1999 and 93,758 shares as of June 30, 1998 were outstanding, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. In addition, 2,953,924 restricted stock units as of June 30, 1999 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $10 million for the six months ended June 30, 1999 and 1998.


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